News Release

Exhibit 99.1
Media:	Investor Relations:
Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Nicholas Noviello (973) 455-2222 nicholas.noviello@honeywell.com

HONEYWELL ANNOUNCES CHANGE IN ACCOUNTING POLICY FOR AEROSPACE CUSTOMER INCENTIVES

No Impact on Company’s Previously Announced 2006 Guidance

MORRIS TOWNSHIP, N.J. -- February 16, 2006 -- Honeywell (NYSE: HON) announced today that it is changing its accounting policy for incentives provided to customers of its Aerospace segment, beginning in 2006. While the existing policy is considered acceptable, the company believes that the new policy is preferable and will improve decision-making and controls for customer incentives.

Like other suppliers to commercial aircraft manufacturers and airlines, the company provides incentives principally in the form of free or deeply discounted products in order to secure the selection of its equipment for installation on commercial aircraft. Historically, the company in certain circumstances has capitalized the costs of these customer incentives and amortized them as a charge to earnings over the estimated useful life of the related aircraft being serviced. While management of the company and its independent auditors believe that this existing accounting treatment is acceptable under generally accepted accounting principles, it has decided to change its method of accounting in the first quarter of 2006 to recognize the cost of these incentives as incurred.

As a result of this change, current accounting standards require the company to apply the new policy retrospectively to certain previously issued financial statements as if it had been in force during those historical periods. Had this new accounting policy been in effect, it would have reduced net income previously reported (or to be reported) for the years ended December 31, 2005, 2004, and 2003 by approximately $20 million (1.0%), $35 million (2.7%) and $35 million (2.6%), respectively, or $0.02 per share in 2005, $0.04 per share in 2004 and $0.04 per share in 2003. Additionally, application of the new policy would have

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reduced shareowners’ equity as of the beginning of 2003 by approximately $400 million (4.5%). There is no impact on previously reported cash flows.

The change to the preferable method of accounting will have no impact on the company's financial guidance for the full year or first quarter 2006.  Full year guidance remains at sales of approximately $30 billion, earnings of $2.40-$2.50 per share and cash flow from operations of $2.9-$3.1 billion (free cash flow of $2.1-$2.3 billion).  First quarter 2006 guidance remains at sales of $7.1-$7.2 billion and earnings of $0.47-$0.49 per share.  In addition, there will be no impact on 2006 guidance for Aerospace segment sales, segment profit or margins.  Guidance for Aerospace remains at sales of approximately $11.1 billion, segment profit of $1.9-$2.0 billion and margins of 17.5-18%.

Honeywell International is a $28 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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